Exhibit 5.1

Chicago New York Washington, DC London San Francisco Los Angeles Singapore vedderprice.com

October 13, 2020

Enova International, Inc.

175 West Jackson Boulevard

Chicago, Illinois 60604

Re: Registration Statement on Form S-8 of Enova International, Inc.

Ladies and Gentlemen:

We have acted as counsel to Enova International, Inc., a Delaware corporation (“Enova”), in connection with the filing by Enova with the Securities and Exchange Commission (“SEC”) of a Registration Statement on Form S 8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of shares (the “Shares”) of Enova’s common stock, par value $0.00001 per share (the “Common Stock”), issuable upon settlement of an inducement award of restricted stock units of the Company as further described in the Registration Statement (the “Shares”).

In rendering this opinion, we have examined such documents and materials, including the Registration Statement, the form of Inducement Restricted Stock Unit Award Agreement (the “Award Agreement”) filed as an exhibit to the Registration Statement, Enova’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect, and such other corporate documents and records of Enova, as we have deemed necessary or appropriate for the purpose of and as a basis for rendering this opinion. In our investigation, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to matters of fact, we have relied upon representations of officers of Enova and assumed that all representations made by Enova as to matters of fact in the documents that we reviewed were and are accurate, and that the Award Agreement will be executed and delivered by Enova substantially in the form as filed with the Registration Statement.

Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, it is our opinion that the Shares, when issued and delivered by Enova in accordance with the Award Agreement, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the General Corporation Law of the State of Delaware currently in effect. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

We hereby consent to the use of this opinion in connection with the Registration Statement and to references to our firm therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Vedder Price P.C.

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